EXHIBIT 10.31
Elanco Executive Severance Pay Plan and Summary
Introduction
The Elanco Executive Severance Pay Plan and Summary ("Plan") effective as of ________, 2020, defines those circumstances under which Elanco US Inc. and Lohmann Animal Health International, Inc. (collectively, "Elanco" or the "Company") may provide severance benefits to you in the event your employment with Elanco is terminated under certain circumstances. The Plan supersedes any and all prior severance plans or programs under which you may have been previously covered, except as otherwise noted herein.
This document serves as both the formal plan document and the summary for the Plan. This document explains eligibility, exclusions, benefits and administration. Any questions about the Plan or its operation should be directed to your Human Resources Representative.
The Plan is part of the Elanco US Inc. Health and Welfare Plan, which was established to provide medical, dental, extended disability, life insurance, holiday, vacation, and other benefits for eligible employees. It is the intention of Elanco that the Plan be a welfare benefit plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is not intended to be an "employee pension benefit plan" or "pension plan" as those terms are defined in Section 3(2) of ERISA. Rather, the Plan is intended to constitute the type of arrangement identified as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated by regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b). The Plan is intended to be exempt from the reporting and disclosure requirements of Part I of Title I of ERISA, whereby benefits are provided to a select group of management or highly compensated employees, as provided under Title 29, Code of Federal Regulations § 2520-104-24(c). The benefits paid by the Plan are not intended to constitute deferred compensation and, as such, it is intended that the Plan be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Elanco supports compliance with federal law in all respects and will not take any action against employees because they have exercised their rights under the law. If you have any complaints of discrimination or questions or concerns about the requirements to receive severance benefits from Elanco, you are encouraged to contact a representative of Elanco’s Human Resources Department or the Equal Employment Opportunity Commission at 101 West Ohio Street, Suite 1900, Indianapolis IN 46204- 4203, (317) 226-7212 or (317) 226-5162 (TTY). An employee has the right, and is encouraged to exercise that right, to report allegations of employment discrimination in the workplace.
Section 1 – Purpose
The purpose of this Plan is to define those circumstances under which Elanco may pay you severance benefits. Elanco and this Plan do not provide severance benefits to you as a matter of right. Whether or not severance benefits will be paid to you depends on you satisfying all conditions set forth in the Plan necessary for you to be eligible for severance benefits, including a determination by Elanco, in its sole and absolute discretion, of whether to offer you any severance benefits hereunder.
Section 2 – Who Is Eligible
Employees of Elanco who are classified by Elanco as an M4_VP - M7 global job level (VP, SVP, EVP, CEO), including executive officers (as defined in Rule 3b-7 under the Exchange Act), or any successor classifications shall be eligible to participate in the Plan and shall be considered an “Eligible Employee” for all purposes hereunder, provided such Eligible Employees meet all of the requirements set forth herein, as determined by Elanco on a case by case basis, and further provided, that the individual does not satisfy and will not satisfy the conditions to receive severance benefits under any other arrangement or agreement between the individual and Elanco. Elanco reserves the right, in its discretion, to cover any additional positions or individuals under the Plan. Your eligibility to receive a benefit depends on the circumstances surrounding your separation from service with Elanco, and the mandatory requirement that you execute (and do not timely revoke) a written severance agreement and release in a form and upon such terms as provided to you by Elanco, which shall include, but not be limited to, a waiver and release of claims, nondisclosure and non-solicitation provisions ("Severance Agreement and Release"). Notwithstanding anything herein to the contrary, in all cases, the decision to offer severance benefits is within the sole and absolute discretion of Elanco.
Section 3 – Under What Circumstances Will Benefits Be Paid
Subject to the discretion of Elanco, you may receive a severance benefit under the Plan if you are an Eligible Employee (as described in Section 2) upon your separation from service with Elanco for one of the following reasons, and provided you execute (and do not timely revoke) a written Severance Agreement and Release provided to you by Elanco:
• You are discharged, or you resign in lieu of discharge (as determined by the Company in its sole discretion), and your discharge is not due to misconduct, violation of Company possession of firearms policy, violation of Company alcohol, drug or gambling policies, insubordination, or an unscheduled absence of three consecutive workdays without notice, other than due to illness or disability.
• You resign due to disability (as defined in the Company’s long-term disability insurance plan), and you are ineligible for disability benefits under the Company’s long-term disability insurance plan because you did not satisfy a length-of-service requirement or your disability constituted a prior condition under such long-term disability insurance plan.
•Under certain circumstances, when the office or facility in which you work closes.

•Any other reason the Company determines, in its sole discretion, it is appropriate to be entitled to the payment of a severance benefit.
Section 4 – Under What Circumstances Will Benefits Not Be Paid
Subject to the discretion of Elanco, you will not receive a severance benefit under the Plan if one of the following events occurs, which events include, but are not limited to:
•You voluntarily separate from service with Elanco, and such termination is not a resignation in lieu of discharge.
•You die while employed by the Company.
•Your employment with the Company terminates during or immediately following an unpaid leave of absence that is scheduled to last or has lasted more than 12 months, other than due to illness or disability.
•You do not execute (or you timely revoke) the written Severance Agreement and Release provided to you by the Company.
•You are discharged from the Company due to misconduct, including, but not limited to: (i) dishonesty of a substantial nature in performing services for the Company which is willful and deliberate and committed in bad faith or without reasonable belief the breach or action is in the Company's best interests, (ii) violation of Company possession of firearms policy, (iii) violation of Company alcohol, drug or gambling policies, (iv) insubordination, or (v) unscheduled absence of three consecutive workdays without notice, other than due to illness or disability.
•     If, upon your separation from service with the Company, you are eligible to receive an income- replacement benefit provided at the Company’s expense. An income-replacement benefit, and any other benefit determined by the Company in its sole discretion, includes any long-term disability or worker’s compensation benefit but excludes an old-age benefit under the Social Security system or a benefit under a defined contribution retirement plan sponsored by the Company.

•You are transferred within the Company from one facility maintained by the Company to another facility maintained by the Company.

•You have been offered a position with Elanco or another member of its controlled group (as determined in accordance with applicable rules under Code Section 414(b) or (c)) or a joint venture that includes Elanco or a member of the controlled group.

•Your separation from service with the Company is due to the sale of assets, merger, liquidation, business reorganization, or disposition of the Company, and you are employed by a successor employer on the first business day following the closing of such a transaction. In addition, you will not receive a severance benefit under the Plan upon your subsequent separation from service with the successor employer. Further, the successor employer is under no obligation to provide any severance benefits for your period of service with the Company prior to the sale of assets, merger, liquidation, business reorganization, or disposition of the Company.

•You are willfully malfeasant or commit fraud.

•Your repeated conduct materially interferes with the performance of your duties which materially compromises the integrity or reputation of the Company.

•You are convicted by a court of law, admission of guilt, or entry of a plea of nolo contendere with regard to a felony or other crime of moral turpitude.

•You fail to act or do not abstain from acting, as directed in writing by a member of the Board of Directors of Elanco or a higher-ranking employee of Elanco, where such failure continues after you have been given written notice of such failure and at least five (5) business days thereafter to cure such failure.
Your intentional wrongful act or omission results in the restatement of Elanco’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

•You materially breach your duty of loyalty to the Company.
•You are eligible to receive a benefit under the Company’s change in control severance pay plan or any other Company-sponsored severance plan.
Section 5 – Severance Benefits
A.Severance Pay
•Following separation from service with the Company for one of the qualifying reasons described in Section 3 above, the CEO of Elanco will receive a benefit equal to: (i) two (2) times the amount of their Base Salary at the time of separation from service; plus (ii) two (2) times the amount of their target annual cash incentive bonus for the year of termination or, if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable for the most recently completed calendar year; plus (iii) a lump sum payment equal to the Company contribution paid for active employees (and applicable dependents) for medical and dental coverage as was in effect for the Eligible Employee immediately prior to the Eligible Employee's separation from service, in an amount equal to twenty-four (24) months of Company contributions for such medical and dental coverage. Such payments shall be subject to all applicable federal, state, local and other taxes.
Other Executives eligible under this Plan as provided under Section 2 (other than the CEO of Elanco will receive a benefit equal to: (i) one (1) times the amount of their Base Salary at the time of separation from service; plus (ii) one (1) times the amount of their target annual cash incentive bonus for the year of termination or, if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable for the most recently completed calendar year; plus (iii) a lump sum payment equal to the Company contribution paid for active employees (and applicable dependents) for medical and dental coverage as was in effect for the Eligible Employee immediately prior to the Eligible Employee's separation from service, in an amount equal to twelve (12) months of Company contributions for such medical and dental coverage. Such payments shall be subject to all applicable federal, state, local and other taxes.
For purposes of this Section, "Base Salary" shall mean the current base salary or wages paid to the Eligible Employee on an annual basis to be determined as of the Eligible Employee's separation from service. Base Salary shall not include performance, incentive or other bonuses, commissions, Company contributions to Social Security, benefits payable under, or Company contributions to, any retirement or other plan of deferred compensation, or the value of any fringe benefits provided by the Company.
B.Outplacement Services
In addition, you will receive outplacement assistance for up to twelve (12) months following your separation from service through an outplacement assistance firm selected by the Company, in its sole discretion, to facilitate your transition to a new job. Any reimbursements for such outplacement services shall be paid within such 12 month period.
C.Reduction in Force (RIF)/Plant Closing
In the case of a reduction in force (RIF) or plant closing, the Company will communicate a notice period for the RIF or plant closure if required by applicable law. In all cases, the Company reserves the right to pay the Eligible Employee in lieu of the Eligible Employee continuing to be employed for any or all of the notice period. This payment will be equal to the base pay the Eligible Employee would have received if the Eligible Employee had remained employed through the end of the notice period designated by the Company.
If an Eligible Employee chooses voluntarily to leave employment prior to the end of the applicable notice period, the Eligible Employee will be eligible for an additional severance payment equal to the base pay the employee would have received if the employee had remained employed through the end of the notice period designated by the Company.
D.     Accrued Rights
You will be entitled to the following payments and benefits for accrued compensation rights at the time of a separation from service, in addition to all other rights provided under the Plan: (i) payment of any accrued but unpaid Base Salary through the date of termination; (ii) payment of any accrued but unpaid annual cash bonus for the most recently completed calendar year prior to the separation from service determined on the basis of the bonus earned under the terms of the applicable bonus plan through the date of termination; (iii) payment of the accrued but unpaid annual cash bonus for the year in effect on the date of the separation from service, determined on the basis of the bonus earned under the terms of the applicable bonus plan through the date of termination or, if greater, the pro-rata amount of the target annual cash bonus for the period of such year through the date of separation from service; and (iv) all benefits and rights accrued under the employee benefit plans, fringe benefit programs and payroll practices of Elanco in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus and stock incentive plans). Payment of the amounts described in clauses (i) through (iii) shall be made to the Eligible Employee within thirty (30) calendar days after separation from service, or as otherwise required by law.

Section 6 – Form and Timing of Benefit Payment
Your severance benefit (other than outplacement services) will be paid to you in a lump sum payment as soon as practicable after your separation from service in accordance with the Company’s normal payroll practices and procedures (less any required tax withholdings) during the period beginning on or about the forty-fifth (45th) calendar day and ending on the sixtieth (60th) calendar day following your separation from service with the Company , so long as you have timely executed a written Severance Agreement and Release provided by the Company and the Agreement's revocation period has expired. If the payment period described in the preceding sentence spans two calendar years, the severance benefit will be paid in the second calendar year. The method of payment will be determined by the Company in its sole discretion. If you die after becoming eligible to receive a severance benefit under the Plan but before you receive your full severance benefit, any remaining portion of your severance benefit (other than the provision of outplacement services) will be paid to your designated beneficiary or, if none, to your estate, in a single lump-sum payment.
Section 7 – Source of Funds for Payment of Benefits
All severance benefits provided under the Plan will be paid solely from the general assets of the Company.
No employee or any other person has any right against, right to, or security or other interest in any fund, account, or asset of the Company from which the payment of any severance benefit under the Plan may be made.
Section 8 – Expenses of Plan
All reasonable expenses for administering the Plan will be paid by the Company.
Section 9 - Right to Amend or Terminate Plan/Termination of Benefit Payments
While the Company expects and intends to continue the Plan, it reserves the right, in its sole discretion, to modify, amend, suspend or terminate the Plan, in whole or in part, at any time and for any reason, with or without notice, as it deems appropriate, by written action of Elanco’s Board of Directors or most Senior Vice President for Human Resources.
You will cease to participate in the Plan and all benefits will cease upon the earliest of: (i) delivery of all severance benefits pursuant to the terms of the Plan, or (ii) the violation by you of any provisions of this Plan, or of any provisions contained in the Severance Agreement and Release executed by you. This paragraph is in addition to, and not in limitation of, Section 4 of this Plan.
In the event of the dissolution, merger, consolidation or reorganization of the Company, the Plan will terminate unless the Plan is continued by resolution of the board of directors of a successor to the Company.
Section 10 – Administration of the Plan
Elanco is the Plan Administrator for the Plan, as such term is defined in Section 3(16) (A) of ERISA. The Plan Administrator is charged with the interpretation, administration and operation of the Plan. The Plan Administrator may delegate to any person or persons, including a committee, separately or jointly, the authority and responsibility for the overall administration and operation of the Plan, and the authority and responsibility for the day-to-day operation of the Plan.
The Plan Administrator or its delegate, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.
The Plan Administrator or its delegate shall have the power of full and final determination as to all issues concerning eligibility for benefits under the Plan and interpretation of the Plan and determination of disputed facts, and such determinations with respect to an employee’s rights or benefits will be entitled to the maximum deference permitted by law. The Plan Administrator will make claims determinations in accordance with the claim procedure set forth in the Elanco US Inc. Health and Welfare Plan, which terms are hereby incorporated by reference.
Section 11 – No Contract of Employment
The Plan may not be construed as creating any contract for continued services between Elanco and you, and nothing herein contained gives any individual the right to be retained as an employee.
Section 12 – Governing Law
The Plan will be construed as administered and enforced in accordance with ERISA and, where appropriate, the laws of the State of Indiana.
Section 13 – Section 409A Compliance
The benefits under this Plan are intended to fall within the short-term deferral and/or separation pay exceptions to section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) as described in Treasury Regulation Sections 1.409A-1(b)(4) and (9), respectively.
Notwithstanding any other provision of this Plan or other compensation and benefit plans of Elanco, any payments or benefits due under this Plan shall be paid, and this Plan shall be interpreted, in a manner intended to provide that any such payments or benefits shall not be subject to any tax or interest under Section 409A. Notwithstanding anything in this Plan to the contrary, if, at the time of your separation from service with Elanco, you are a “specified employee” (as such term is defined in Section 409A), and the deferral of the commencement of any payment otherwise payable hereunder as a result of such separation from service is necessary to prevent any accelerated or additional tax under Section 409A, then Elanco, as applicable, will defer the payment or commencement of any such payments (without any reduction in such payments ultimately paid or provided) until the date six (6) months following your separation from service (or the earliest date as is permitted under Section 409A), or such payment shall be restructured, to the extent possible, in a manner, as determined by the Plan Administrator, that does not cause such an accelerated or additional tax.
Section 14 – Repayment to Company
If any person receives any payment or benefit not authorized by this Plan, then Elanco, as applicable, shall be entitled to reimbursement of such payment or benefit from any person to whom, or for whom, such payment or benefit was paid.
Section 15 - Effect on At-Will Employment Relationship and on Other Benefits
Neither the Plan nor any of its provisions, alters the at-will employment relationship between you and the Company. In addition, there will not be drawn from the continued provision of any benefit under the Plan any implication of continued employment or of any continued right to accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for a part of the period during or in respect of which a benefit is payable under the Plan.

Section 16 - Benefits as Consideration for Waivers, Covenants and Releases
The benefits provided under the Plan will constitute consideration for the release you are required to provide to the Company relating to prior employment by the Company. The benefits will also constitute consideration for any waiver by you, whether full or partial, and whether absolute or conditional, of any rights, claims, entitlement to relief or damages, or entitlement to seek imposition upon the Company of penalties, in connection with any contract, express or implied, or under any statute, regulation, rule, order, or similar promulgation by a governmental or quasi-governmental entity. In addition, the benefits provided under the Plan will constitute consideration for any covenants or agreements contained in the Separation Agreement and Release executed by you in connection with this Plan.

Section 17 - Records, Reporting and Disclosure
The Plan Administrator shall keep all individual and group records relating to Eligible Employees and all other records necessary for the proper operation of the Plan. Such records shall be made available to each Eligible Employee for examination during business hours, except an Eligible Employee will examine only such records as pertain exclusively to the examining Eligible Employee and to the Plan. The Plan Administrator will prepare and will file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except Company, as payer of the benefits, will prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security contributions, and other amounts which may be similarly reportable).

Section 18 – Miscellaneous
A.Nonalienation of Benefits
Except as provided in claims procedure set forth in the Elanco US Inc. Health and Welfare Plan, which terms are hereby incorporated by reference, none of the payments, benefits or rights of any Eligible Employee will be subject to any claim of any creditor, and to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Eligible Employee. No Eligible Employee will have the right to alienate, anticipate, commute, pledge, encumber or assign any benefit or any of the payments which they may expect to receive, contingently or otherwise, under the Plan.

Notwithstanding, any benefit under the Plan will be subject to: (i) offset by any claims of the Company against the Eligible Employee; (ii) tax liens imposed thereon; and (c) the terms of any valid court order attaching thereto.

B.Severability of Provisions
If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Plan will be construed and enforced as if such provisions had not been included.

C.Heirs, Assigns, and Personal Representatives
Subject to the Nonalienation of Benefits section above, the Plan will be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future.

D.Headings and Captions
The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and shall not be employed in the construction of the Plan.

E.Gender and Number
Except where clearly indicated otherwise by context, the masculine form of any word shall include the feminine and the neuter, the feminine form shall include the masculine and the neuter, the singular form shall include the plural, and the plural form shall include the singular.

F.Unfunded Plan
The Plan is not funded. No Eligible Employee will have any right to, or interest in, any assets of the Company which may be applied to the payment of a benefit hereunder.

G.Lost Payees
A Benefit under this Plan will be deemed forfeited if the Plan Administrator is unable to locate an Eligible Employee to whom a benefit is otherwise due.

ELANCO US INC.

By:

Its:

Date:
___, 2020